Exhibit 15.1

PricewaterhouseCoopers LLP
Abacus House
Castle Park
Cambridge CB3 0AN
Telephone +44 (0) 1223 460055
Facsimile +44 (0) 1223 552336
www.pwc.com/uk

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-78277, No. 333-100028 and No. 333-109577) of Acambis plc of our report dated June 26, 2006 relating to the financial statements which appear in this Annual Report on Form 20-F for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Cambridge, England
June 26, 2006

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Services Authority for designated investment business.